EXHIBIT 10.44
Summary of 2007 Bonus Award Program
The bonus award program provides that the Company must meet at least 50% of its overall corporate goals for the year (as determined by our Board of Directors) for any bonus compensation to be paid and that executive officers and employees must be rated as an “Achieves expected levels of performance” or higher in their annual performance review in order to be eligible for a bonus payout. The ratings and bonus opportunity as a percentage of base salary for the executive officers are listed in the table below.

	Achieves	Exceeds	Consistently	Significantly
	Expected	Expected	Exceeds	Exceeds
	Levels of	Levels of	Expected Levels	Expected Levels
Performance Ratings	Performance	Performance	of Performance	of Performance

VP (Executive Officer), Chief Financial Officer	20%	25%	30%	35%

Chief Scientific Officer	25%	30%	35%	40%

Chief Executive Officer	30%	35%	45%	50%
For the 2007 bonus plan, our Board of Directors has established certain strategic and financial objectives for the Company, directed at progressing certain of our kinase inhibitor research programs towards clinical development, entering into a significant strategic transaction and achieving specific financial objectives. The goals for bonuses have been established so that target attainment is not assured and attainment will require a high level of persistence, effort and execution on the part of our executive officers. Even if the requisite strategic and financial objectives are satisfied, our Compensation Committee has full discretion to determine the actual amount, if any, of the bonus awarded to any individual under our bonus award program.

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